EX-10.35

(This is the form of Licensing and Sales Agreement for Nu Skin USA, Inc. and the other North American Private affiliates. Payments are paid in the local currency of the country in which the private affiliate operates)

                           NU SKIN INTERNATIONAL, INC.
                                       AND
                               NU SKIN USA, INC.

                          LICENSING AND SALES AGREEMENT
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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I         DEFINITIONS.................................................2
         1.1      "Agreement".................................................2
         1.2      "Bonus Payments"............................................2
         1.3      "Commission Expense.........................................2
         1.4      "Copyrights" ...............................................2
         1.5      "Distributor Contract"......................................3
         1.6      "Distributor Lists".........................................3
         1.7      "Fixed Commission Expense"..................................3
         1.8      "Independent Distributor Network"...........................3
         1.9      "Intercompany Agreements"...................................3
         1.10     "Introductory Kit"..........................................3
         1.11     "Know-How"..................................................3
         1.12     "Licensed Property".........................................3
         1.13     "Net Sales".................................................3
         1.14     "NSI Independent Distributor"...............................4
         1.15     "Products"..................................................4
         1.16     "Proprietary Information"...................................4
         1.17     "Resident NSI Independent Distributor"......................5
         1.18     "Sales Compensation Plan"...................................5
         1.19     "Sales Aids"................................................5
         1.20     "Territory".................................................5

ARTICLE II        GRANT OF LICENSE AND PARTIAL ASSIGNMENT OF
                  OBLIGATIONS; LICENSE FEES...................................5
         2.1      Grant of License............................................5
         2.2      Assignment of Obligations...................................5
         2.3      NSI's Interest in Licensed Property.........................6
         2.4      Recitals of Value of Licensed Property......................6
         2.5      Warranty of Title...........................................6
         2.6      Modifications...............................................6
         2.7      License Fee.................................................6

ARTICLE III       COMPUTATION AND PAYMENT TERMS...............................6
         3.1      Bonus Payments..............................................6
         3.2      License Fee.................................................8
         3.3      Records.....................................................9
         3.4      Payments to NSI.............................................9
         3.5      Payments to NSUSA...........................................9
         3.6      Default Rate................................................9

ARTICLE IV        CERTAIN OBLIGATIONS OF THE PARTIES UNDER
                  THE AGREEMENT...............................................9
         4.1      Certain Obligations, Rights and Duties of NSI...............9
         4.2      Certain Obligations, Rights and Duties of NSUSA............10
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ARTICLE V         INTRODUCTORY KIT SALES.....................................11
         5.1      Agreement to Purchase Introductory Kits....................11
         5.2      Pricing....................................................11
         5.3      Payment Method.............................................11
         5.4      Quantities.................................................12
         5.5      Quality of Introductory Kits...............................12
         5.6      Merchantability............................................12

ARTICLE VI        GOVERNMENTAL APPROVALS, LAWS AND REGULATIONS...............12
         6.1      Government Approvals.......................................12
         6.2      Compliance with Laws.......................................13
         6.3      Compliance of Licensed Property............................13

ARTICLE VII       TERM AND TERMINATION.......................................13
         7.1      Term.......................................................13
         7.2      Termination................................................13
         7.3      Termination on Default.....................................14
         7.4      Termination on Change of Control...........................14
         7.5      Survival of Obligations....................................14
         7.6      Reversion of Rights........................................14

ARTICLE VIII      INFRINGEMENT; INDEMNIFICATION..............................15

ARTICLE IX        NATURE OF RELATIONSHIP.....................................16

ARTICLE X         CONFIDENTIALITY............................................17

ARTICLE XI        MAINTENANCE OF LICENSED PROPERTY; RECORDING................18

ARTICLE XII       TECHNOLOGY TRANSFER REGISTRY (TTR) REQUIREMENTS............18
         12.1     Continued Access to Improvements...........................18

ARTICLE XIII      MISCELLANEOUS..............................................18
         13.1     Assignment.................................................18
         13.2     Force Majeure..............................................18
         13.3     Governing Law and Dispute Resolution.......................19
         13.4     Waiver and Delay...........................................19
         13.5     Notices....................................................20
         13.6     Integrated Contract........................................20
         13.7     Modifications and Amendments...............................20
         13.8     Severability...............................................21
         13.9     Counterparts and Headings..................................21

                          LICENSING AND SALES AGREEMENT

         THIS LICENSING AND SALES AGREEMENT (hereinafter the "Agreement") is entered into and made effective this 31st day of December, 1997 (the "Effective Date"), between Nu Skin International, Inc., a corporation organized under the laws of the State of Utah, U.S.A. (hereinafter referred to as "NSI"), and Nu Skin USA, Inc., a corporation organized under the laws of the State of Delaware, U.S.A. (hereinafter "NSUSA"). Hereinafter, NSI and NSUSA shall collectively be referred to as the "Parties."

                               W I T N E S S E T H

         WHEREAS, NSI is engaged in the design, production and marketing of products and related sales aids, for multi-national distribution through a network of independent distributors; and

         WHEREAS, NSUSA desires to act as the wholesale distributor of NSI products in the Territory (as hereafter defined) , having entered a separate written Wholesale Distribution Agreement with NSI; and,

         WHEREAS, NSI and NSUSA desire to allocate use of NSI's Independent Distributor Network (as defined below) to promote sales of Products and Sales Aids (as hereafter defined); and

         WHEREAS, NSI desires to further develop and enlarge its Independent Distributor Network in the Territory with the assistance of NSUSA, for their mutual benefit, in accordance with the terms and conditions hereinafter provided; and

         WHEREAS, NSUSA recognizes and agrees that NSI has expended considerable time, effort and resources to develop and maintain the Licensed Property (as hereafter defined) and NSUSA further agrees it will derive a considerable benefit from its use of the Licensed Property in the Territory and from NSI's efforts and expenditures respecting the Licensed Property; and
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         WHEREAS,  the  Parties  wish to enter  into  this  Licensing  and Sales
Agreement as set forth herein;

         NOW THEREFORE, in consideration of the premises, the mutual promises, covenants, and warranties hereinafter set forth and for other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         For the purposes of this Agreement, the following words and terms shall have the meaning assigned to them in this Article I:

         1.1 "Agreement" shall mean this Licensing and Sales Agreement (together with any exhibits and schedules hereto), as the same may be modified, amended or supplemented from time to time.

         1.2 "Bonus Payments" shall mean, for any Independent Distributor, all monetary obligations due to such distributor accrued under the terms of the Sales Compensation Plan portion of such distributor's Distributor Contract .

         1.3 "Commission Expense" shall mean all direct expenses of NSI incurred in operating, managing, and executing the Sales Compensation Plan. These expenses include, but are not limited to amounts paid to Independent Distributors as Bonus Payments as well as NSI's operational costs associated with the calculation of these monthly payments.

         1.4 "Copyrights" shall mean any and all protectable software, programs, databases, source codes and applications owned by NSI or which NSI has a right to use, license or sub-license, relating directly or indirectly to the Independent Distributor Network, Distribution Lists or the Sales Compensation Plan.
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         1.5  "Distributor   Contract"  shall  mean,  for  any  NSI  Independent
Distributor, its contract pursuant to which it is authorized to distribute Products and Sales Aids.

         1.6 "Distributor Lists" shall mean any and all individual or accumulated name, address, identification number, sponsor name and/or similar lists of all present or future NSI Independent Distributors expressed in any medium.

         1.7 "Fixed Commission Expense" shall mean, for any period, forty-two percent (42%) of the aggregate amount in U.S. dollars of Net Sales of Products by NSUSA during such period.

         1.8 "Independent Distributor Network" shall mean the network of all NSI Independent Distributors.

         1.9 "Intercompany Agreements" shall mean the Wholesale Distribution Agreement, The Licensing and Sales Agreement, the Management Services Agreement, and the Trademark/Tradename License Agreement between the Parties.

         1.10 "Introductory Kit" shall mean those materials purchased by an NSI Independent Distributor upon the execution of a Distributor Contract which explains the Sales Compensation Plan and other NSI policies, procedures and programs, the contractual relationship with NSI and the marketing support programs for the Territory.

         1.11 "Know-How" shall mean any information, including, without limitation, any commercial or business information, lists, marketing methods, marketing surveys, processes, specifications, quality control reports, drawings, photographs, or any other information owned by NSI, whether or not considered proprietary, relating to the Independent Distributor Network, the Distributor Lists, and the Sales Compensation Plan.

         1.12  "Licensed  Property"  shall  mean  the  Independent   Distributor
Network, the Distributor Lists, the Sales Compensation Plan, the Copyrights, and the associated Know-How.

         1.13 "Net Sales" shall mean, for any period, the number of Products and Sales Aids sold by NSUSA to NSI Independent Distributors during such period, multiplied by NSUSA's then current selling price to NSI Independent Distributors for each such Product or Sales Aids less applicable value added taxes and returns or refunds reasonably accepted and credited by NSUSA during such period.
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         1.14 "NSI  Independent  Distributor"  shall  mean a person or  business entity who has entered into a Distributor Contract.

         1.15 "Products" shall mean those goods sold by NSI or NSUSA which carry a point value within the Sales Compensation Plan.

         1.16 "Proprietary Information" shall mean, without limitation, all information other than information in published form or expressly designated by either party in writing as non-confidential, which is directly or indirectly disclosed to the other party, regardless of the form in which it is disclosed, relating in any way to the following property owned by the Parties or which the Parties have been licensed to use or sub-license: (1) proprietary technical information related to the Licensed Property and the Introductory Kit; (2) information respecting actual or potential customers or customer contacts and customer sales strategies, names, addresses, phone numbers, identification numbers, database information and its organization, unique business methods; (3) market studies, penetration data, customers, products, contracts, copyrights, computer programs, applications, technical data, licensed technology, patents,
inventions,   procedures,  methods,  designs,  strategies,  plans,  liabilities, assets, cost revenues, sales costs, production costs, raw material sources and other market information; (4) other sales and marketing plans, programs and strategies; (5) trade secrets, Know-How, designs and proprietary commercial and technical information, methods, practices, procedures, processes, formulae with respect to manufacturing, assembly, design or processing products subject to this Agreement and any component, part or manufacture thereof; (6) profits, organization, employees, agents, distributors, suppliers, trade marks, trade names and services; (7) other business and commercial practices in general relating directly or indirectly to the foregoing; and, (8) computer disks or other records or documents, originals or copies, containing in whole or in part any of the foregoing.
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         1.17 "Resident Independent  Distributor" shall mean any NSI Independent
Distributor whose country of primary residence for tax purposes as shown on the records of NSI is the Territory.

         1.18 "Sales Compensation Plan" shall mean the copyrighted method set forth in the Distributor Contract employed by NSI to calculate Bonus Payments paid to the Independent Distributor Network upon the sale of Products.

         1.19 "Sales Aids" shall mean materials, in whatever form and/or design produced to assist in the marketing of Products. 1.20 "Territory" shall mean the United States including all of its Territories.

                                   ARTICLE II

                   GRANT OF LICENSE AND PARTIAL ASSIGNMENT OF
               DISTRIBUTOR CONTRACT OBLIGATIONS; AND LICENSE FEES

         2.1 Grant of License. Subject to the terms and conditions of this Agreement, NSI hereby grants to NSUSA an exclusive license to use the Licensed Property in the Territory; provided that all such uses shall comply in all material respects with the terms of this Agreement and; provided further that NSUSA shall not have the right to grant any right, title use or sublicense for the Licensed Property.

         2.2  Assignment  of  Obligations.  NSI hereby  transfers and assigns to
NSUSA  its   obligations  to  make  Bonus   Payments  to  Resident   Independent
Distributors under their Distributor Contracts and NSUSA hereby accepts such transfer and assignment and assumes such obligations. NSUSA shall be obligated to make such Bonus Payments earned on a monthly basis, and shall bear responsibilities and financial obligations associated with any exceptions NSUSA may grant under the terms of the Sales Compensation Plan (hereafter the "Exceptions").
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         2.3 NSI's Interest in Licensed Property. NSI hereby retains legal title to the Licensed Property for all purposes, including but not limited to, the bringing or defending of any legal action in the Territory which it deems reasonable to protect its rights therein. NSUSA agrees to assist NSI in any manner to protect NSI's rights in the Licensed Property which NSI may reasonably request. NSI shall reimburse NSUSA for any third party costs incurred by NSUSA in providing such assistance.

         2.4 Recitals of Value of Licensed Property. NSUSA recognizes and agrees that NSI has expended considerable time, effort and resources to develop, maintain and enhance the Licensed Property. NSUSA further agrees it will derive a considerable benefit from its use of the Licensed Property in the Territory and from NSI's efforts and expenditures respecting the Licensed Property.

         2.5 Warranty of Title. NSI hereby warrants and represents that it is the sole and exclusive owner of the Licensed Property and that to the best of its knowledge and information no claim exists or has been made contesting the ownership and title of said Licensed Property.

         2.6 Modifications. NSUSA shall make no modification to the Licensed Property without the express, prior written consent of NSI.

         2.7 License Fee. As compensation for the licenses granted pursuant to the terms of this Agreement, NSUSA shall pay to NSI a license fee equal to two percent (2%) of its Net Sales of Products, Sales Aids and other items (exclusive of Introductory Kits and goods sold on consignment) sold to NSI Independent Distributors (the "License Fee").

                                   ARTICLE III

                          COMPUTATION AND PAYMENT TERMS

         3.1 Bonus Payments. Pursuant to Section 2.2 hereof, NSUSA agrees to make Bonus Payments to Resident NSI Independent Distributors to which they are entitled pursuant to their Distributor Contracts. The Parties further agree to settle the difference between the amount of such Bonus Payments paid by NSUSA in each month (excluding the Exceptions) and the Fixed Commission Expense in such month. The procedures for such payment and settlement are as follows:

         3.1(a) Within eight (8) days following the close of each month, NSUSA shall deliver to NSI, by electronic transmission or such other medium as the Parties shall agree to from time to time, a statement of NSUSA's Net Sales during such month (including a detail of sales to each NSI Independent Distributor to which sales were made during such month and any Exceptions granted ) and of such other items as NSI shall reasonably request from time to time (the "Detailed Sales Report").

         3.1(b) By the later of twelve (12) days after receipt of the Detailed Sales Report or twenty (20) days after the end of such month, NSI shall deliver to NSUSA, by electronic transmission or such other medium as the parties shall agree to from time to time, a calculation of the Bonus Payments due to Resident Independent Distributors under their Distributor Contracts for such month (the "Monthly Bonus Amount"), a calculation of the Fixed Commission Expense for such month and such other items as NSUSA shall reasonably request from time to time (the "Bonus Statement").

         3.1(c) By the later of ten (10) days after receipt of the Bonus Statement or thirty (30) days after the end of such month, NSUSA shall pay Bonus Payments due to the. Resident Independent Distributors. Concurrently with or promptly after such payment NSUSA shall deliver to NSI (i) if the aggregate Monthly Bonus Amounts excluding any Exceptions paid to all Resident Independent Distributors is less than the Fixed Commission Expense for such month, payment of the deficiency in accordance with the procedures set forth in Section 3.4 hereof, or (ii) if the aggregate Monthly Bonus Amounts excluding any Exceptions paid to all Resident NSI Independent Distributors exceeds the Fixed Commission Expense for such month, an invoice to NSI for reimbursement of such excess amount. In the event NSUSA shall have given NSI an invoice for reimbursement of excess Bonus Payments as set forth in clause (ii) above, NSI shall pay the amount so invoiced to NSUSA pursuant to the procedures set forth in this Section 3.1 and Section 3.5 below within 10 days after receipt thereof.

         3.1(d) The Parties agree that the percentage used in calculating the Fixed Commission Expense shall remain consistent with actual Commission Expense as a percentage of sales of Products to Resident Independent Distributors, shall be negotiated and determined on an arm's length basis, and may be adjusted from time to time as agreed by the Parties in writing based upon an annual review thereof.

         3.2 License Fee. The procedures for payment of the License Fee payable hereunder are as follows:

         3.2(a) Within 30 days following the close of each month, NSUSA shall deliver to NSI, by electronic transmission or such other medium as the parties shall agree to from time to time, a statement of its Net Sales during such month in the Territory and a computation of the License Fee payable under Section 2.7 hereof. NSUSA shall make payment of such License Fee in accordance with Section 3.4 hereof concurrently with delivery of such statement.

         3.2(b) For purposes of computing the License Fee, Products and Sales Aids shall be considered sold when recognized for accounting purposes as a sale by NSUSA as per U.S. GAAP.

         3.2(c) The Parties agree that the License Fee shall remain competitive within the market and shall be negotiated and determined on an arm's length basis and may be adjusted from time to time as agreed by the Parties in writing.

         3.3 Records. Each Party shall keep complete and accurate records of its compliance with its obligations under this Agreement which shall be open to inspection by authorized representatives of the other Party at any reasonable time.

         3.4 Payments to NSI. Payments made by NSUSA to NSI under this Agreement shall be payable in U.S. dollars. Payments shall be made either directly to NSI in immediately available funds by wire transfer to an account designated by NSI or by such other means of payment acceptable to NSI from time to time.

         3.5 Payments to NSUSA. Payments made by NSI to NSUSA under this Agreement shall be payable in U.S. dollars. Payments shall be made either directly to NSUSA in immediately available funds by wire transfer to an account designated by NSUSA or by such other means of payment acceptable to NSUSA from time to time

         3.6 Default Rate. Without limiting any of NSI's other rights and remedies under this Agreement, amounts outstanding under the terms of this Agreement not paid within 60 days from the date due and payable, and as set forth in the payment provisions herein, shall bear interest at the prime interest rate as reported in the Wall Street Journal plus two percent (2%) for the full period outstanding.

                                   ARTICLE IV

             CERTAIN OBLIGATIONS OF THE PARTIES UNDER THE AGREEMENT

         4.1 Certain Obligations, Rights and Duties of NSI. NSI agrees that, in addition to its other obligations under this Agreement, NSI will maintain and provide support for the Sales Compensation Plan. NSI agrees, among other things:
(1) to maintain a computer system, including hardware, software, data links, computer peripherals, printers, etc. to adequately fulfill NSI's obligations under the Sales Compensation Plan; (2) to provide necessary training and support to NSUSA relating to the Resident NSI Independent Distributors, including information relating to training methods, motivational strategies, convention and event planning, technical policies and procedure knowledge, etc; (3) to receive and use NSUSA's sales information to compute the correct and appropriate payments to the Resident NSI Independent Distributors as set forth in Section

3.1(b) hereof; (4) in consultation with NSUSA, to discipline NSI Independent Distributors as it deems necessary to help insure the reputation of NSI; (5) to maintain a record of the Distributor Contracts and provide such information to NSUSA, as reasonably requested; and (6) to perform any other function or provide the necessary support to comply with the terms of this Agreement and to otherwise support and maintain the Independent Distributor Network within the Territory.

         4.2 Certain Obligations, Rights and Duties of NSUSA. In addition to its other obligations under this Agreement NSUSA agrees, among other things: (1) to maintain, at its sole cost and expense, such facilities and other places of business within the Territory necessary to effect the purposes and intentions of this Agreement and to bear all costs and expenses it incurs in the negotiation, memorialization, execution and performance of all leases, rentals, equipment, salaries, taxes, licenses, insurance, permits, telephone, telegraph, promotional, advertising, travel, accounting, legal and such similar expenses, relating to the business of NSUSA under the terms and conditions of this Agreement, unless otherwise agreed in writing by the Parties; (2) to manage its business affairs in such a manner that the reputation of NSI is not damaged; (3) to sell Introductory Kits to potential Resident Independent Distributors in accordance with all applicable laws and industry standards; (4) to collect requests for Distributor Contracts from potential Resident Independent Distributors and forward these contracts to NSI in a timely fashion (provided that all such requests for Distributor Contracts shall be reviewed for acceptance or rejection by NSI in the United States and in no instance shall NSUSA accept such requests for Distributor Contracts); (5) to train and lend assistance to Resident Independent Distributors in the Territory; (6) to transmit information regarding Net Sales to Resident Independent Distributors and such other information as NSI may reasonably request; (7) to pay Bonus Payments to Resident Independent Distributors as set forth in Sections 2.2 and

3.1 hereof; (8) to use its best efforts to monitor and supervise the activities of Resident Independent Distributors; (9) to use its best efforts to cause the enforcement of the Distributor Contracts to ensure compliance therewith and with NSI's policies and procedures and to any action againstResident Independent Distributors for violation of the terms and conditions of a Distributor Contract, NSI's policies and procedures, or any other rules and regulations of NSI or NSUSA as NSI shall reasonably request; and (10) to perform any other function or provide support as NSI shall reasonably request to enable NSI to fully perform its obligations to Resident Independent Distributors under the Sales Compensation Plan and their Distributor Contracts.

                                    ARTICLE V

                             INTRODUCTORY KIT SALES

         5.1 Agreement to Purchase Introductory Kits. The Parties acknowledge that, pursuant to this Agreement, NSUSA is being granted a non-exclusive license to use the Licensed Property, including the Independent Distributor Network, in the Territory. NSUSA agrees to use its best efforts in supporting the development of the Independent Distributor Network in the Territory by selling to potential Resident Independent Distributors in the Territory Introductory Kits which NSUSA has either (i) purchased from NSI, or (ii) has sourced and priced locally, or any part thereof, subject to review, approval and oversight of NSI and in accordance with instructions and specifications given by NSI.

         5.2 Pricing. The Parties agree that the price of Introductory Kits shall be negotiated and determined on an arm's length basis and may be adjusted from time to time as agreed by the Parties in writing.

         5.3 Payment Method. NSUSA shall pay the commercial invoices for Introductory Kits shipped under this Agreement in the manner set forth in
Section 3.4.

         5.4 Quantities. NSUSA agrees to purchase sufficient quantities of the Introductory Kits from NSI to fill orders, in a timely fashion, received from potential NSI Independent Distributors in the Territory.

         5.5 Quality of Introductory Kits. NSI shall use its best efforts to maintain and augment the quality, image and value of the Introductory Kits.

         5.6 Merchantability. NSI warrants that Introductory Kits it may sell to NSUSA pursuant to this Agreement will be merchantable and of sufficient quality for sales within the Territory. If NSUSA determines that certain Introductory Kits supplied under this Agreement are not merchantable, a claim for a refund of the price paid can be made within 45 days from the day the Introductory Kits are received in the Territory. NSI agrees to refund, or credit the account of NSUSA, for the purchase price of such non-merchantable Introductory Kits.

                                   ARTICLE VI

                  GOVERNMENTAL APPROVALS, LAWS AND REGULATIONS

         6.1 Compliance of Licensed Property. NSUSA agrees to obtain, or cause to be obtained, at its sole cost and expense, any governmental approval and make, or cause to be made, any filings or notifications required under all applicable laws, regulations and ordinances of the Territory to enable this Agreement to become effective or to enable any payment pursuant to the provisions of this Agreement to be made. NSI agrees to take, or cause to be taken, at its sole cost and expense, all actions necessary to ensure the compliance of the Licensed Property with applicable laws, regulations and ordinances in the Territory (including, without limitation, direct selling laws) (collectively, the "Territory Laws"). NSI agrees to keep NSUSA informed of its progress in obtaining all such government approvals and ensuring such compliance with the Territory Laws. NSUSA agrees to cooperate with NSI and to take such actions as NSI shall reasonably request in order to obtain such approvals and ensure such compliance.

         6.2 Compliance with Laws. Each party agrees to refrain from any action that will cause the other party to be in violation of any applicable law, regulation, or ordinance of any jurisdiction in the Territory.

         6.3 Use of Licensed Property. NSUSA agrees to use the Licensed Property in compliance with the Territory Laws and, to the extent not in conflict with the foregoing, in a manner reasonably consistent with prior use of the Licensed Property in the Territory.

                                   ARTICLE VII

                              TERM AND TERMINATION

         7.1 Term. This Agreement shall be effective from the Effective Date for a term of five (5) years unless terminated pursuant to paragraph 7.2 below. The term of this Agreement shall be renewed automatically for successive one year terms unless terminated (90) days prior to the then current term.

         7.2 Termination. This Agreement may be terminated by either party immediately or at any time after the occurrence of any of the following events:
(a) the other Party shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, compensation or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar action; or (b) there shall be commenced against the other Party any case, proceeding or other action of a nature referred to in clause (a) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days. Events described in clauses (a) and (b) of this Section 7.2 shall be referred to as a "Bankruptcy Event". If a Bankruptcy Event occurs, all amounts owing under this Agreement shall become immediately due and payable, without any notice thereof.

         7.3 Termination on Default. This Agreement may be terminated by either party, if the other party is in default in the performance of any material obligation under this Agreement and such default has not been cured within ninety (90) days after receipt of written notice of such default by the defaulting party.

         7.4 Termination by NSI . This Agreement may be terminated by NSI (a) if the original pre-IPO shareholders of Nu Skin Asia Pacific no longer own or control a majority of the voting interest in NSUSA; such termination will be effective thirty (30) days after delivery of written notice by NSI to NSUSA of the occurrence of a change in control and its intention to terminate this Agreement based thereon; or, (b) if NSUSA causes or allows a judgment in excess of twenty-five million dollars ($25,000,000) to be entered against it or involuntarily allows a lien, security interest, or other encumbrance to attach to its assets which secures an amount in excess of twenty-five million dollars ($25,000,000).

         7.5 Survival of Obligations. The obligations of the Parties to pay any sums which are due and payable as of the expiration or termination of this Agreement and their obligation under Sections 2 and 3.1, Article VIII and
Article X hereof shall survive the expiration or termination of this Agreement.

         7.6 Reversion of Rights. Upon termination of this Agreement by NSI all rights and licenses herein granted to NSUSA shall immediately cease and shall revert to NSI, and NSUSA shall cease representing to any third party that it has any right to use, assign, convey or otherwise transfer the Licensed Property.

                                  ARTICLE VIII

                          INFRINGEMENT; INDEMNIFICATION

         8.1 NSI agrees during and after the term of this Agreement to indemnify and hold harmless NSUSA from liability, loss, cost or damage, (including reasonable attorneys' fees) which NSUSA may incur as a result of claims, demands or judgements, of any kind or nature, by anyone whomsoever, arising out of (i) an alleged or actual defect in the design, manufacture or content of, or any harm caused by any Products or Sales Aids or the failure of any Product to comply with all applicable regulatory requirements in the Territory; or (ii) a claim that NSI's Licensed Property infringes any patent, copyright, trade secret or other intellectual property right of a third party; provided that NSUSA provides NSI with prompt notice in writing of any such claim or demand and NSUSA cooperates with NSI in the defense or settlement of any such claim or action. Notwithstanding the foregoing, NSI shall have no obligation to indemnify NSUSA for any liabilities arising out of NSUSA's failure or the failure of any Resident Independent Distributors to utilize, sell, market or promote the Products (i) in the manner for which the Products are reasonably intended, (ii) in compliance with Nu Skin policies and procedures or (iii) as contemplated by the Intercompany Agreements, including, but not limited to, liabilities arising out of false or misleading claims made by the Resident Independent Distributors, unless NSUSA shall have requested NSI to take disciplinary actions against a Resident Independent Distributor and NSI shall have, either negligently or in breach of its fiduciary duties, failed to take such actions against such Resident Independent Distributor and the failure of NSI to take such action is deemed to have reasonably and proximately resulted in NSUSA incurring a loss in which event NSI shall indemnify NSUSA for such loss pursuant to the provisions of this Section 8.1.

         8.2 NSUSA agrees during and after the term of this Agreement to indemnify and hold harmless NSI from liability, loss, cost or damage (including reasonable attorney's fees), which NSI may incur as a result of claims, demands or judgements, of any kind or nature, by anyone whosoever, arising out of or resulting from the possession, use or sale of the Products or Sales Aids by NSUSA or any Resident Independent Distributors (except to the extent NSI has indemnified NSUSA against such claims, demands, or judgements pursuant to
Section 8.1 hereof). By way of elaboration, but not limitation, NSUSA shall indemnify NSI for any liabilities arising out of NSUSA's failure or the failure of the Resident Independent Distributors to utilize, sell, market, or promote the Products (i) in the manner for which the Products are reasonably intended,
(ii) in compliance with Nu Skin policies and procedures or (iii) as contemplated by the Intercompany Agreements, including but not limited to, liabilities arising out of false of misleading claims made by the Resident Independent Distributors. Notwithstanding the foregoing, in the event NSUSA shall have requested NSI to take disciplinary actions against a Resident Independent Distributor operating in the Territory and NSI shall have, either negligently or in breach of its fiduciary duties, failed to take such actions against such Resident Independent Distributor, NSUSA shall not be obligated to indemnify NSI for any loss which NSI might incur as a reasonable and proximate result of such failure.

         8.3 At all times during and following the terms of this Agreement, each of NSI and NSUSA shall maintain insurance (or cause the other party to be added as an additional insured to any policy not maintained by such party) with one or more reputable insurers reasonable in coverage and amount in direct proportion and corresponding to the business to be conducted by such party pursuant to this Agreement.

                                   ARTICLE IX

                             NATURE OF RELATIONSHIP

         The relationship of NSUSA and NSI shall be and at all times remain, respectively, that of Licensee and Licensor. Nothing contained or implied in this Agreement shall be construed to constitute either Party as the legal representative or agent of the other or to constitute or construe the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Neither Party is authorized to conclude any contract or agreement or make any commitment, representation or warranty that binds the other or otherwise act in the name of or on behalf of the other.

                                    ARTICLE X

                                 CONFIDENTIALITY

         All Proprietary Information or other non-public or proprietary business or technical information owned or used by NSI or NSUSA and supplied to or acquired by the other whether in oral or documentary form (the "Confidential Information") shall be supplied and acquired in confidence and shall be solely for the use of the receiving party pursuant to this Agreement and such party shall keep the Confidential Information confidential and shall not disclose the same, at any time during the term of this Agreement or after its termination, except to its employees, or its affiliates or its affiliates' employees for the purposes of its business in accordance with this Agreement and except as may be required by law; provided that if the receiving party determines that a disclosure is required by law, the receiving party shall notify the disclosing party in order to give the disclosing party an opportunity to seek an injunction or otherwise attempt to keep the Confidential Information confidential. The receiving party shall, at the request of the disclosing party, destroy or return the Confidential Information without retaining copies if, as and when this Agreement is terminated or expires. For purposes of this Agreement, the term "Confidential Information" shall not include information or documents that (i) become generally available to the public other than as a result of a disclosure by the receiving party, (ii) were otherwise lawfully available to the receiving party, or (iii) were generated independently by the receiving party. The provisions of this Article shall survive termination of this Agreement for a period of 10 years after the termination of this Agreement provided that this Agreement is not extended or renegotiated.

                                   ARTICLE XI

                   MAINTENANCE OF LICENSED PROPERTY; RECORDING

         NSI shall use its best efforts and take all reasonable steps consistent with its existing internal policies and procedures and with this Agreement to maintain the Licensed Property in the Territory. In no event shall this clause be construed to require NSI to establish or maintain a branch office, subsidiary corporation or fixed place of business or similar permanent establishment in the Territory. NSI, in its sole discretion, shall have the right to record this Agreement or proof thereof, or to enter NSUSA as a registered user in the Territory. NSUSA agrees to cooperate, as reasonably requested by NSI, in arranging for such recordings or entries, or in bearing or canceling such recordings or entries in the event of amendments to or termination of this Agreement for any reason.

                                   ARTICLE XII

                           KNOW -HOW AND IMPROVEMENTS

         12.1 Continued Access to Improvements. NSI shall give to NSUSA reasonable continued access to improvements in techniques and processes related to the Licensed Property during the term of this Agreement.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.1 Assignment. This Agreement shall be binding on and inure to the benefit of the heirs, successors, assigns and beneficiaries of the Parties; provided that neither party may assign this Agreement or any rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other party's authorized representative. Any such attempted assignment, without the written consent provided herein, shall be void and unenforceable.

         13.2 Force Majeure. The Parties shall not be responsible for failure to perform hereunder due to force majeure, which shall include, but not be limited to: fires, floods, riots, strikes, labor disputes, freight embargoes or transportation delays, shortage of labor, inability to secure fuel, material, supplies, equipment or power at reasonable prices or on account of shortage thereof, acts of God or of the public enemy, war or civil disturbances, any existing or future laws, rules, regulations or acts of any government (including any orders, rules or regulations issued by any official or agency or such government) affecting a party that would delay or prohibit performance hereunder, or any cause beyond the reasonable control of a party. If an event of force majeure should occur, the affected party shall promptly give notice thereof to the other party and such affected party shall use its reasonable best efforts to cure or correct any such event of force majeure.

         13.3 Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, applicable to contracts made and to be wholly performed within such State. Any dispute arising out of this Agreement, if not resolved by mutual agreement of NSI and NSUSA within 30 days after written notice of such dispute is given by NSI or NSUSA, as the case may be, shall be resolved through arbitration with the Utah office and division of the American Arbitration Association ("AAA"). If the dispute is not resolved within such 30-day period, the Parties shall petition the AAA to promptly appoint a competent, disinterested person to act as such arbitrator. Within 30 days after the designation or appointment of such arbitrator, such arbitrator shall be required to commence the arbitration proceeding in the state of Utah at a time and place to be fixed by the arbitrator, who shall so notify NSI and NSUSA. Such arbitration proceeding shall be conducted in accordance with the applicable rules and procedures of the AAA, and/or as otherwise may be agreed by NSI and NSUSA and may be enforced in any court of competent jurisdiction. The expenses and costs of such arbitration shall be divided and borne equally by NSI and NSUSA; provided, that such of NSI and NSUSA shall pay all fees and expenses incurred by it in presenting or defending against such claim, right or cause of action.

         13.4 Waiver and Delay. No waiver by either party of any breach or default in performance by the other party, and no failure, refusal or neglect of either party to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of the other party's obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by either party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

         13.5 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered by hand, or if communicated by facsimile, cable or similar electronic means to the facsimile number or cable identification number as previously provided by each party to the other, at the time that receipt thereof has been confirmed by return electronic communication or signal that the message has been received, or if mailed, ten (10) days after dispatch by registered airmail, postage prepaid, from any post office addressed as follows:

         If to NSUSA:               General Manager
                                    Nu Skin U.S.A., Inc.
                                    75 West Center Street
                                    Provo, Utah 84601
                                    USA
                                    Facsimile No.: 801-345-5099

         If to NSI:                 General Manager
                                    Nu Skin International, Inc.
                                    75 West Center Street,
                                    Provo, Utah 84601, U.S.A.
                                    Facsimile No.:  (801) 345-5999

         Either party may change its facsimile number, cable identification number or address by a notice given to the other party in the manner set forth above.

         13.6 Integrated Contract. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, representations, agreements and understandings (both oral and written) of the Parties.

         13.7 Modifications and Amendments. No supplement, modification or amendment of this Agreement shall be binding unless it is in writing and executed by both of the Parties.

         13.8 Severability. To the extent that any provision of this Agreement is (or in the opinion of counsel mutually acceptable to both Parties would be) prohibited, judicially invalidated or otherwise rendered unenforceable in any jurisdiction, such provision shall be deemed ineffective only to the extent of such prohibition, invalidation or unenforceability in that jurisdiction, and only within that jurisdiction. Any prohibited, judicially invalidated or unenforceable provision of this Agreement will not invalidate or render unenforceable any other provision of this Agreement, nor will such provision of this Agreement be invalidated or rendered unenforceable in any other jurisdiction.

         13.9 Counterparts and Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All headings and captions are inserted for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in the United States of America by their respective duly authorized representatives as of the day and year first-above written.

NU SKIN INTERNATIONAL, INC.                          NU SKIN USA, INC.

By:      /s/ Steven J. Lund                          By:      /s/Keith R. Halls
Name:    Steven J. Lund                              Name:    Keith R. Halls
Its:     Executive President & Secretary             Its:     Vice President